Exhibit 4.28

*CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN *.

MANUFACTURING SERVICES AGREEMENT

dated: June 30, 2003

between

CELLTECH R&D LIMITED

and

LONZA LIMITED

i

THIS AGREEMENT is made the 30 day of June 2003 (“Effective Date”) by and between

CELLTECH R&D LIMITED whose registered office is at 208 Bath Road, Slough, Berkshire SL1 3WE, England (“Celltech”); and

LONZA LIMITED whose registered office is at Munchensteinerstrasse 38, CH-4002 Basel, Switzerland (“Lonza”).

WHEREAS

A.	Celltech is a biopharmaceutical company undertaking the research and development of therapeutic products for human diseases;

B.	Lonza carries on the business of and has expertise in the bulk manufacture of biological pharmaceutical products;

C.	Celltech has proprietary technology for the manufacture of microbiologically derived antibody fragments; and

D.	Celltech wishes to have Lonza manufacture certain of Celltech’s biological products using Celltech’s proprietary technology and Lonza is willing to manufacture such biological products using Celltech’s proprietary technology at its Visp facility on the terms and conditions set out in this Agreement.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

1.1.1	“Acceptable Yield” means the yield of Product that has been agreed by both parties, calculated as set out under Clause 8.1, and below which Celltech may elect not to accept a Batch;

1.1.2	“Agreement” means this agreement between Celltech and Lonza for performance of the Services and the supply of Product as set out in this document and the Schedules hereto;

1.1.3	“Analytical Method Transfer Protocol” means a document written by Lonza, based on the Technology Transfer information provided by Celltech, that details the experimental steps that Lonza shall perform to establish the analytical methods in Lonza’s facilities, and that specifies some of the criteria against which successful Technology Transfer shall be measured;

1.1.4	“Analytical Method Transfer Report” means a document written by Lonza that details the experimental work performed by Lonza, according to the Analytical Method Transfer Protocol, to establish the analytical methods in Lonza’s facilities;

1.1.5	“Base Rate” means the weekly rate for Batches additional to the Reserved Capacity (including Engineering Batches, if any) in either the BPMLS or BPMSS as set out in Schedule 1;

1.1.6	“Batch” means the total quantity of a Product resulting from a single Manufacturing run, and which is obtained from one or more fermentations and associated Downstream Processing, using the Process and carried out in accordance with cGMP;

1.1.7	“Binding Order” means a binding order for Batches to be Manufactured by Lonza as agreed by the parties pursuant to the forecasting and ordering procedure set out in Clause 9;

1.1.8	“BLA” means a biologicals license application made to the FDA or any equivalent application made to any other Regulatory Authority;

1.1.9	“BPMLS” means Lonza’s Biopharmaceutical Manufacturing Large-Scale 15,000L facility;

1.1.10	“BPMSS” means Lonza’s Biopharmaceutical Manufacturing Small-Scale 1,000L facility;

1.1.11	“Campaign” means a period during which there is a consecutive Manufacture of one specific Product, without interruption for the Manufacture of any other Product or products. Each Campaign shall include two weeks for plant adaptation and cleaning of the relevant Lonza facility as set out in Schedule 1. This two week period shall be charged, for a Campaign conducted either entirely or partially under the Reserved Capacity, at the Introductory Rate, and for any other Campaign, at the Base Rate;

1.1.12	“Capital Items” means items of equipment which are additional to the BPMSS and BPMLS (other than Raw Materials) and which are required specifically and solely for the Manufacture of Product as identified and agreed by the parties in writing;

1.1.13	“Cell Bank” means the collection of vials containing the Cell Line.

1.1.14	“Cell Line” means a genetically modified E.coli or other microbial cell line (GMO risk group I) capable of expressing a Product;

1.1.15	“Celltech Know-How” means all technical and other information and materials owned by or licensed to Celltech which is necessary for the Manufacture of Product, including the Cell-Line, Product and Process;

1.1.16	“Celltech Patents” means any patent or patent application owned by or licensed to Celltech which is necessary for the Manufacture of Product;

1.1.17	“Celltech Technology” means Celltech Know-How and Celltech Patents;

1.1.18	“Certificate of Analysis” means a document authorised by a Qualified Person stating and confirming that the Product to which such document refers has been Released in accordance with the terms of the Quality Agreement;

1.1.19	“cGMP” means, as relevant to the Product, the current principles and guidelines of good manufacturing practice and general biologics products standards as contained in US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and any comparable laws, rules or regulations of any foreign jurisdiction, as each may be amended from time to time;

1.1.20	“cGMP Batch Records” means all documents relating to the Manufacture of a Batch of Product, including but not limited to Manufacturing Instructions, deviations, Raw Materials, in-Process and Bulk Product test results, Specifications and out of Specification results;

1.1.21	“Commercially Reasonable Efforts” means reasonable, diligent, good faith efforts to accomplish a party’s objective or obligation as such party would normally use to accomplish a similar objective or obligation under similar circumstances taking into account relevant commercial factors;

1.1.22	“Conjugate” means any compound, including without limitation PEG, which is capable of being conjugated to an antibody fragment;

1.1.23	“CTX” means a clinical trials application made to a Regulatory Authority, other than the FDA, including a clinical trials application, a clinical trials exemption or a clinical trials certificate;

1.1.24	“Delivery Date” means the date agreed by the parties pursuant to Clause 9 for the delivery of Product.

1.1.25	“Downstream Processing” means extraction; antibody fragment purification; reduction and addition of Conjugate; Product purification, concentration and diafiltration; and bulk Product aseptic fill.

1.1.26	“EMEA” means the European Agency for the Evaluation of Medicinal Products;

1.1.27	“Engineering Batches” means batches of Product manufactured immediately in advance of cGMP Manufacture for the purposes of testing the Process at full scale operation, such batches to be manufactured under conditions that will permit designation of the batch as a cGMP Batch in the event that all cGMP requirements are met and the Process and Specification for Product are according to the cGMP Batch Records;

1.1.28	“FDA” means the United States Food and Drug Administration;

1.1.29	“Fermentation Suite” means one of the areas in Lonza’s BPMSS or BPMLS in which the fermentation part of the Process shall be performed.

1.1.30	“Improvements” means all improvements, modifications, changes or adaptation to the Process employed by or on behalf of Lonza which are at any time during the continuance of the Agreement used in the conduct of Manufacture;

1.1.31	“Initial Forecast” means the forecast provided by Celltech for the utilisation of the Reserved Capacity in the BPMSS and BPMLS for the years 2004 to 2010, as set out in Schedule 3;

1.1.32	“IND” means an investigational new drug application made to the FDA;

1.1.33	“In-Process Samples” means samples taken during the Manufacturing Process, including but not limited to samples of the bulk Product;

1.1.34	“Introductory Rate” means the weekly rate for Reserved Capacity Batches (including Engineering Batches, if any) in either the BPMLS or BPMSS as set out in Schedule 1. The Introductory Rate shall apply to the Initial Forecast, as varied pursuant to Clause 9.2;

1.1.35	“Lonza Improvements” means any Improvements, whether patentable or otherwise, developed by Lonza under this Agreement as a direct result of its performance of the Services;

1.1.36	“Lonza Know-How” means all technical and other information relating to the manufacture of pharmaceutical products known to Lonza other than Celltech Know-How;

1.1.37	“Lonza Patents” means any patent or patent application owned by or licensed to Lonza necessary for the Manufacture of Product;

1.1.38	“Lonza Technology” means Lonza Know-How and Lonza Patents;

1.1.39	“Out-of-Freeze” means removal of a Cell Bank vial from frozen storage for the purpose of Manufacturing Product;

1.1.40	“Manufacture” means the production of Product in bulk using the Process and shall, where relevant, include manufacturing, formulating, assembling, packaging, storage, handling, testing, quality and control. “Manufactured” and “Manufacturer” shall be interpreted accordingly;

1.1.41	“Manufacturing Instructions” means the documentation generated by Lonza to enable Lonza’s employees to perform the Manufacture of Product;

1.1.42	“Manufacturing Start Date” means the date agreed by the parties pursuant to Clause 9 on which the Manufacture of a Batch of Product will commence pursuant to a Binding Order;

1.1.43	“MAA” means a marketing approval application made to the EMEA;

1.1.44	“Mechanical Completion” means, in respect of each of the BPMSS and BPMLS, that the facility is structurally complete and has been commissioned for use;

1.1.45	“PEG” means derivatives of polyethylene glycol, including chemical modifications of polyethylene glycol, that may be used in the Manufacture of Product;

1.1.46	“Pilot Scale” means all non-cGMP work performed at a scale of operation that is less than that of the scale at which Product shall be Manufactured, but not less than a nominal fermenter volume of 20L;

1.1.47	“Process” means the series of proprietary methods and techniques by which Product is Manufactured from a Cell Line in accordance with cGMP, as further defined in the cGMP Batch Records;

1.1.48	“Process Protocol” means a document written by Lonza, based on the Technology Transfer information provided by Celltech, that details the experimental steps that Lonza shall perform to establish the Process in Lonza’s facilities at Pilot Scale, and that specifies some of the criteria against which successful Technology Transfer shall be measured;

1.1.49	“Process Report” means a document written by Lonza that details the experimental work performed by Lonza, according to the Process Protocol, to establish the Process in Lonza’s facilities;

1.1.50	“Product” means any Conjugated or non Conjugated antibody fragment produced by microbial recombinant technology and Manufactured in bulk form under this Agreement in accordance with the Process;

1.1.51	“Quality Agreement” means the list of the responsibilities of the parties relating to cGMP activities and the standards to which Product is to be Manufactured as agreed by the parties;

1.1.52	“Qualified Person” means the person so designated in accordance with either EEC directive 75/319 or Article 5 of the Swiss AMBV (a “fachtechnisch verantwortliche Person”);

1.1.53	“Raw Materials” means the raw materials and other consumable items (including without limitation filters, membranes and packaging materials) which are required by Lonza to conduct the Manufacture of Product;

1.1.54	“Raw Materials Analysis Certificate” means a document authorised by a Qualified Person stating and confirming that the Raw Materials to which the document refers have met all cGMP criteria and meet the Specification, in accordance with the terms of the Quality Agreement;

1.1.55	“Regulatory Approval” means any product licence, marketing authorisation or clinical trials certificate issued by the relevant Regulatory Authority and in terms permitting, as appropriate, the importation, distribution, sale, marketing or use of Product;

1.1.56	“Regulatory Authority” means Swissmedic, the FDA, the EMEA or any equivalent governmental regulatory body;

1.1.57	“Release” or “Released” means the mechanism by which Lonza certifies that Product was Manufactured in accordance with the cGMP Batch Records and with this Agreement including cGMP and that Product conforms to the relevant Specification based on the results of all Product tests listed in the Quality Agreement. Release is demonstrated by issue of a Certificate of Analysis;

1.1.58	“Reserved Capacity” means operational weeks (either consecutively or in sub-units, as agreed by the parties) in the BPMSS and/or BPMLS in the total amount of CHF 30,000,000 (thirty million Swiss Francs) calculated by reference to the Introductory Rate;

1.1.59	“Services” means the activities to be performed by Lonza under this Agreement;

1.1.60	“Specification” means the analytical tests, methods and acceptance criteria for each Product, which identifies the criteria to be met during the various phases of Production before the relevant Product can be Released by Lonza;

1.1.61	“Technology Transfer” means all of the activities associated with the transfer to Lonza of the Process and any Celltech Technology used for the provision of Services according to this Agreement;

1.1.62	“Term” shall have the meaning ascribed to in Clause 19.1.

1.2	References to the singular shall be deemed to include the plural and vice versa.

1.3	References to statutory provisions shall include the same as amended or reenacted from time to time, whether before or after the date hereof.

2.	ESTABLISHMENT OF LONZA FACILITY

2.1	Subject to Clause 2.2, Celltech hereby reserves and Lonza confirms the reservation of the Reserved Capacity, as set out in the Initial Forecast, and this shall constitute a binding commitment for both parties.

2.2	Celltech’s reservation of the Reserved Capacity shall be conditional upon both of the BPMSS and BPMLS:

(a)	achieving Mechanical Completion (as confirmed by Celltech audit) no later than two months prior to the scheduled Manufacture of the first cGMP Batch of Product in either facility, and

(b)	being operational and capable of operating the Process (as confirmed by Celltech audit) prior to the scheduled Manufacture of the first cGMP Batch of Product in either facility provided that if Lonza fails to meet conditions (a) and (b) by the agreed dates because of any delay by Celltech in notifying Lonza of the requirement for any Capital Item pursuant to Clause 12.5, Lonza shall be entitled to an extension of time to meet conditions (a) and (b) equal to the period of any delay by Celltech in notifying Celltech of the Capital Item requirement.

2.3	In the event that the BPMSS and BPMLS are, or at any time during the term of this Agreement become, not so operational and capable, then Celltech shall have the option to cancel any or all Batches ordered or to be ordered pursuant to Clause 9 and/or terminate the entire Agreement, and Celltech shall have no liability to Lonza for any applicable fees (including Reserved Capacity fees or cancellation fees). In the event of a dispute between the parties as to whether the BPMSS and/or BPMLS are operational and capable of operating the Process, the matter shall be referred to an independent regulatory expert agreed by the parties, whose decision shall be final and conclusively binding.

2.4	If pursuant to Clause 2.3 Celltech cancels Batches under the Reserved Capacity or terminates the Agreement, then Lonza shall pay within forty-five (45) days of the date of Celltech’s notice of cancellation or termination to Celltech an amount equal to the difference between the Introductory Rate and the Base Rate (as may be increased for inflation from time to time in accordance with Clause 11.6) for all Reserved Capacity not utilised by Celltech as a result of such cancellation or termination.

By way of example, if Celltech cancels all Reserved Capacity Lonza shall pay Celltech at the rates as of the date of this Agreement:

(Base Rate less Introductory Rate) x Reserved Capacity (weeks)

*

3.	TECHNOLOGY TRANSFER

3.1	Lonza is willing to transfer to its facilities and implement the Process for the Manufacture of certain Celltech Products.

3.2	Prior to the Manufacture of a Product, the parties will undertake Technology Transfer. No Manufacture of a Product will be undertaken unless the relevant Technology Transfer has been completed, as set forth in this Clause 3.

3.3	Celltech shall notify Lonza as soon as possible if any Product included in a forecast under Clause 9 is a new Product of a different type to those previously Manufactured by Lonza under this Agreement. If such new Product is to be Manufactured by a Process which is materially different to that shown in the Process Flow Diagram in Schedule 2, and/or may require additional Capital Items for its Manufacture, then the parties shall meet to review any such requirements, and agree on any additional costs necessitated by such requirements. Celltech shall provide such information to Lonza to allow for sufficient order and delivery time for any Capital Item required for Manufacture of the Product.

3.4	No later than six weeks in advance of the agreed date for Lonza to commence Technology Transfer of a Product, Celltech shall supply to Lonza the Celltech Technology necessary to perform the Technology Transfer.

3.5	Celltech shall supply such technical advice and guidance as Lonza may reasonably request and at times to be agreed for the purpose of Technology Transfer.

3.6	At Celltech’s request, Lonza shall establish all necessary Analytical Method Transfer Protocols and generate documentation to support the methods established by such Analytical Method Transfer Protocols. On Lonza’s completion of the Analytical Method Transfer Protocols, Lonza shall provide such Analytical Method Transfer Protocol to Celltech in order to allow Celltech to determine if they are acceptable in accordance with cGMP and the terms of the Quality Agreement. If they are acceptable to Celltech, Celltech shall approve the Analytical Method Transfer Protocol by providing written notice to Lonza. If Celltech rejects the Analytical Method Transfer Protocol the parties shall meet to solve any outstanding issues associated with the Analytical Method Transfer Protocol

3.7	Upon receipt of Celltech’s written notice approving the Analytical Method Transfer Protocol, Lonza shall implement the Analytical Method Transfer Protocol, either at Lonza’s facility or at a third party facility (subject to prior written consent of Celltech pursuant to Clause 21.1), and shall prepare and send to Celltech an Analytical Method Transfer Report. If the Analytical Method Transfer Report is acceptable to Celltech in accordance with the terms of the Quality Agreement, Celltech shall approve the Analytical Method Transfer Report by providing written notice to Lonza. If Celltech rejects the Analytical Method Transfer Report, the parties shall meet to solve any outstanding issues associated with the Analytical Method Transfer Report.

3.8	At Celltech’s request, Lonza shall establish all necessary Process Protocols and generate documentation to support the Process. On Lonza’s completion of the Process Protocols, Lonza shall provide a summary in English of such Process Protocols containing sufficient information to enable Celltech to determine if they are acceptable. If they are acceptable to Celltech in accordance with the terms of the Quality Agreement, Celltech shall approve the Process Protocols by providing written notice to Lonza.

3.9	Upon receipt of Celltech’s written notice approving the Process Protocols, Lonza shall implement the Process Protocols at Pilot Scale, and shall demonstrate successful establishment of the Process by performing a minimum of three (3) Pilot Scale fermentations along with all associated Downstream Processing, according to the Process for each Product. The Pilot Scale work will be performed according to the Process Protocol. On completion of the Pilot Scale and successful demonstration of Process Protocol, Lonza shall supply a Process

Report to Celltech for its review and approval. If the Process Report is acceptable to Celltech in accordance with the terms of the Quality Agreement, Celltech shall approve the Process Report by providing written notice to Lonza.

On a Product by Product basis, Technology Transfer for each Product will be completed when the Process Report has been approved in writing by Celltech to Lonza in accordance with the terms of the Quality Agreement.

3.10	Lonza acknowledges that all Celltech Technology provided by Celltech during the Technology Transfer, including any In-Process Samples produced by Lonza and any Capital Items and Raw Materials purchased by or on behalf of Celltech for the Manufacture of Product, are and shall remain the property of Celltech.

4.	PROVISION OF SERVICES

4.1	Lonza shall prepare the Manufacturing Instructions for cGMP Manufacture of Product, using the experience gained from the Technology Transfer. At Celltech’s request, Lonza shall run Engineering Batches for each Product. Lonza shall release the Engineering Batches as cGMP batches if the Engineering Batches meet all cGMP requirements as outlined in the Quality Agreement.

4.2	For each Product, Lonza shall diligently perform the Manufacture and Release of such Product at its cGMP facilities in Visp, Switzerland according to the cGMP Batch Records and in compliance with cGMP requirements. Lonza shall notify Celltech of any deviations from the Manufacturing Instructions or Specification in accordance with the terms of the Quality Agreement.

4.3	Except as set forth in Clause 12.2, Raw Materials and Capital Items for the Manufacture of Product shall be procured by Lonza and, prior to installation or use in Manufacture of Product, stored at Lonza’s warehouses under appropriate cGMP conditions. Product shall be Manufactured in a Fermentation Suite, followed by Downstream Processing in one of the associated purification suites.

4.4	Lonza shall ensure that the facilities in which Product is to be Manufactured are properly cleaned and ready for use in compliance with cGMP requirements and shall be responsible for demonstrating validation of such cleaning.

4.5	Lonza shall, upon written request, supply Celltech with reasonable quantities of In-Process-Samples and samples of bulk Product Manufactured by Lonza.

4.6	Lonza shall, as soon as it becomes aware of the same, notify Celltech of the possibility of cross contamination (including by penicillins, cephalosporins or other sensitizing material) of Product, the Raw Materials or any primary packaging materials by any other materials being processed, manufactured or stored by Lonza.

4.7	Lonza shall label, prepare and package Product for shipment in accordance with Celltech’s instructions and as specified in the Manufacturing Instructions. Lonza shall conduct shipment of Product and In-Process-Samples according to Ceiltech’s SOPs, or as directed by Celltech from time to time.

4.8	During periods in which there is no Manufacture in progress, Lonza shall maintain all Raw Materials, resins, membranes and Capital Items, including any Capital Items owned by Celltech, under the appropriate conditions suitable for subsequent use in cGMP Manufacture for Celltech. If after 12 months from last use of such items no further Manufacture of Product has been scheduled pursuant to Clause 9, then the parties shall review the continued maintenance of such items by Lonza. Lonza shall notify Celltech in writing of any such Raw Materials, resins, membranes and Capital Items which cannot be maintained for use in cGMP Manufacture, and the parties shall agree whether, and if so how, such items shall be maintained.

4.9	Lonza shall be responsible for the treatment and/or disposal of all waste generated as a result of the Manufacture of Product in accordance with all applicable laws, regulations and directives, and the maintenance of detailed and complete records related thereto.

4.10	The strategy for demonstrating formal Process validation prior to registration of the Product shall be agreed with Celltech. Lonza shall assist Celltech with appropriate samples and testing during Process validation. Prior to commencing any Process validation, both parties shall agree on any fee (which shall be reasonable and competitive within the industry) that may be payable to Lonza for Process validation in addition to the fees set out in Schedule 1.

5.	QUALITY AGREEMENT, PRESENCE AT FACILITIES AND REGULATORY AUDITS

5.1	The parties shall agree the terms of the Quality Agreement after the completion of a regulatory audit of the current quality compliance situation and the quality concepts of BPMSS and BPMLS (which as of the Effective Date is anticipated by the parties to be undertaken in October 2003), and in any event no later than 31st December 2003. In the event that the parties are unable to agree the terms of the Quality Agreement by 31st December 2003 and until such agreement is reached, then references to the terms of the Quality Agreement in this Agreement shall be of no effect.

5.2	Celltech shall have the right from time to time to assign a reasonable number of its employees or designees to be present at the facilities of Lonza where the Services are being undertaken to inspect, discuss and review all Services being undertaken by Lonza and to provide technical and quality support as necessary to ensure successful Manufacture of Product. Timing of assignment of Celltech employees or designees shall be with Lonza’s agreement, which will not be unreasonably withheld or delayed.

5.3	Celltech shall have the right on written notice to Lonza to conduct a reasonable number of regulatory audits, as further specified in the Quality Agreement, and to include without limitation:

5.3.1	an annual facilities audit;

5.3.2	a data audit during Technology Transfer;

5.3.3	a “for cause” audit.

5.4	If Lonza is required by any governmental authority or Regulatory Authority to have inspected or approved the site of Manufacturing or storing Product or any Raw Materials, Lonza shall permit and cooperate with officials of the governmental authority to inspect such sites. Lonza shall promptly notify Celltech of any interactions with any governmental authority or Regulatory Authority relating to Lonza’s operations that could relate, directly or indirectly, to Product. If an issue is raised by any governmental authority or Regulatory Authority which relates to the Process or Product, then Lonza shall (a) provide Celltech with copies of all documents, reports or communications received from or given to any governmental authority or Regulatory Authority that relate in any way to the Process or Product, and (b) immediately inform Celltech of all related inspections, permit Celltech’s representatives to be present and participate in such inspections, and allow Celltech to participate in drafting correspondence to any governmental authority or Regulatory Authority in connection therewith.

6.	DOCUMENTATION, RECORDS AND SAMPLES

6.1	Lonza shall comply with International Conference on Harmonisation, FDA and all applicable national and EU regulatory and legal requirements in preparing and maintaining documentation.

6.2	Lonza shall maintain complete and adequate records pertaining to its Manufacture, analysis, distribution and Release of Product (including cGMP Batch Records) in accordance with the types of records to be maintained in accordance with the terms of the Quality Agreement and as required under cGMP, the format and content of such records to be determined by Lonza and reviewed by Celltech. A full copy of the cGMP Batch Record for each Batch delivered to Celltech pursuant to Clause 7.3 will be provided to Celltech on completion.

6.3	Lonza shall maintain all relevant documents, In-Process Samples and samples of Product necessary to the filing of clinical trial applications, including but not limited to an IND or CTX, and filing of marketing approval applications, including but not limited to a BLA or MAA, by Celltech on written request by Celltech. Celltech or its designee shall have access to all such records and samples during any audit conducted pursuant to Clause 5.2 and otherwise on reasonable request to Lonza. In the event Celltech requires records or documentation, other than those to be maintained by Lonza as described above, to file applications to a Regulatory Authority, Lonza will provide reasonable assistance to Celltech, at Celltech’s cost, in the preparation of such records and documentation to the extent requested by Celltech.

6.4	Lonza shall supply any Manufacturing Instructions and Analytical Method Transfer Protocols for the supply of Product for review and approval by Celltech and such standard operating procedures as Celltech may request. Any such review by Celltech will be for the purpose of assessing whether the Process has been properly represented and whether there are any cGMP errors. Lonza shall at all times remain responsible for any discrepancies, errors or omissions relating to

Lonza’s plant, premises and operations in all the said documentation, whether they have been approved by Celltech or not. Any changes to cGMP documents shall be in accordance with the terms of the Quality Agreement.

6.5	Lonza shall assist Celltech in the preparation of, in a form suitable for submission to a Regulatory Authority, such documentation in relation to the Manufacture of Product as may be required by such Regulatory Authority to support any submissions thereto. Lonza shall also respond in a timely manner to all queries and requests for information from any Regulatory Authority and shall maintain information about Product and its Manufacture for such time and in such manner as required by the same; provided, however, that Lonza shall notify Celltech prior to responding to any Regulatory Authority and permit Celltech to consult with it in formulating such response.

6.6	For the avoidance of doubt, Celltech shall be solely responsible for the correct transfer of any records or documents provided by Lonza pursuant to Clauses 6.2, 6.3 and 6.5 into any application filings or other submissions.

6.7	Lonza shall prepare and maintain Batch records, for a minimum period of five (5) years after the Release of Product. After five (5) years, Lonza shall, at Celltech’s option, either transfer the records to Celltech or arrange at Celltech’s cost for extended storage either at its site or at appropriate off-site storage.

6.8	Documents developed specifically for Celltech in the performance of this Agreement may be used by Celltech in its development and exploitation of Product either by Celltech or by a licensee or potential licensee of Celltech, but not for Manufacture by a third party without the prior written consent of Lonza (such consent not to be unreasonably withheld or delayed).

6.9	Lonza shall retain such samples of Product and In Process Samples as are required by, and in the manner and for the duration specified by cGMP.

7.	DELIVERY AND STORAGE DELIVERY

Delivery

7.1	Lonza shall notify Celltech in writing when a Batch of Product has been Released and is ready for delivery.

7.2	Upon Celltech’s written request, Lonza shall deliver Product prior to Release under quarantine, provided that Celltech agrees in writing that it will not administer Product to any patients until such Product has been Released.

7.3	Each Batch of Product shall be delivered to Celltech’s designated carrier at Lonza’s manufacturing facility on an ex-works basis (EXW, Incoterms 2000), and shall be accompanied by (a) a Certificate of Analysis for such Batch of Product and (b) a sample of the Batch for analysis by Celltech pursuant to Clause 8.2.

Lonza shall retain two further samples of each Batch, which shall be stored by Lonza for a period of three months from delivery of the Batch and which shall be made available for the purposes of further analysis pursuant to Clause 8.4(b).

7.4	Title, possession, risk of damage and risk of loss shall pass to Celltech upon delivery to Celltech’s designated carrier. Celltech shall be responsible for all costs of shipping.

7.5	Unless otherwise agreed in writing, Lonza shall package and label Product for delivery in accordance with cGMP Batch Records.

7.6	Where a Batch or Batches is/are subject to a delivery date as set forth in Clause 9 and Lonza fails to deliver such Batch or Batches by a date that is 4 weeks after such delivery date, Celltech shall be entitled to claim compensation for such late delivery. The compensation to which Celltech shall become entitled shall be equivalent to the following percentages of the Batch price:

*

The Batch price shall be agreed by good faith discussions between the parties prior to Manufacture of each Campaign of Product or in the event of failure to agree, shall be determined on the basis for calculation of the estimated Batch price for Manufacture of the Batches as set out in Schedule 1.

In the event that any Batch is due for delivery more than 14 weeks after the delivery date, Celltech reserves the right to reject such Batch(es) and shall not be obliged to pay any fees (including, if the Batch has been manufactured under the Reserved Capacity, any Reserved Capacity fees) associated with such Batch(es).

Storage

7.7	Lonza shall store Product, under conditions to be agreed with Celltech in writing, free of charge during the period after Manufacture and prior to Lonza’s notification of Release, and for a period of two (2) weeks thereafter to allow sufficient time for delivery to be arranged with the relevant carrier pursuant to Clause 7.3.

7.8	Upon the expiration of the two (2) week period set forth in Clause 7.7, Celltech shall have an option to request that Lonza continue to store Product, subject to the following:

7.8.1	storage of Product shall be at Celltech’s expense under conditions to be agreed in writing;

7.8.2	Lonza shall not be responsible for any alteration or deterioration of Product from its condition at the start of storage provided that Product is stored by Lonza in accordance with the conditions agreed under Clause 7.8.1; and

7.8.3	in the absence of agreement on the terms of such storage, Lonza shall not be obliged to store Product and shall deliver it to Celltech subject to the provisions of Clauses 7.3, 7.4 and 7.5.

8.	ACCEPTANCE

8.1	Celitech may reject and will not be obliged (but will always be entitled) to purchase any Batches which are Manufactured to cGMP but which are not cGMP compliant.

8.2	Celltech may reject and will not be obliged (but will always be entitled) to purchase any Batches having an unacceptable yield. The Acceptable Yield is to be agreed on a Product by Product, and Campaign by Campaign basis in the following way:

8.2.1	An initial Acceptable Yield will be calculated on the basis of 80% of the average of the three highest yields of the Pilot Scale data, adjusted for working volume of the relevant Fermentation Suite;

8.2.2	The initial Acceptable Yield will be used for the first Batch manufactured in the BPMSS or BPMLS. If the first Batch does not meet the Acceptable Yield, both parties will meet to discuss whether the Process is performing satisfactorily, and whether to proceed with the process of recalculation of the Acceptable Yield according to Clause 8.2.3;

8.2.3	The Acceptable Yield will be recalculated after the first 3 (three) Batches have completed Manufacture in the BPMSS or BPMLS, on the basis of 80% of the average yield of those 3 (three) batches. The recalculated yield will be used as the Acceptable Yield;

8.2.4	The Acceptable Yield of each Product will be reviewed by both parties prior to a subsequent Campaign of Manufacture, to determine whether any adjustment should be made based on previous manufacturing experience of that Product. An adjustment of the Acceptable Yield will be made if the average yield of all Batches of that Product Manufactured in all previous Campaigns has increased by greater than 20% of the average yield on which the existing Acceptable Yield was calculated. In the event that an adjustment is required, the revised Acceptable Yield will be calculated on the basis of 80% of the average across all previous batches.

8.3	Upon receipt of a Batch of Product by Celltech or its designee, Celltech or its designee may analyse the sample taken from the Batch and supplied by Lonza with the Batch pursuant to Clause 7.3. If the analysis of the sample shows that the Product fails to meet the Specification or the Acceptable Yield, Celltech shall give Lonza written notice thereof rejecting such Product.

8.4	If Lonza receives written notice of rejection of a Batch by Celltech under Clause 8.3 above the following procedures shall apply:

(a)	If the Batch of Product fails to meet the Specification or Acceptable Yield or is non-cGMP compliant and Lonza accepts the details submitted by Celltech, Lonza shall, at Celltech’s discretion, either (i) supply to Celltech at no additional cost a replacement quantity of Product or (ii) not charge Celltech for such Batch. If payment has already been made by Celltech for such Batch then Lonza shall promptly refund such payment, and if payment has been made by Celltech at the Introductory Rate, Lonza shall also pay Celltech an additional amount equal to the difference between the Introductory Rate and the Base Rate for such Batch.

(b)	If Product fails to meet the Specification or Acceptable Yield or is non-cGMP compliant, and Lonza does not accept the details submitted by Celltech, then within (thirty) 30 days from the date on which the details of Celltech’s rejection are received by Lonza, Lonza will appoint an independent scientific and technical expert (or, in the case of cGMP compliance rejection, a regulatory expert) acceptable to Celltech to:

(i)	review the results of any tests relied upon by Celltech in support of its rejection;

(ii)	repeat the tests performed by Celltech using the two Batch samples retained by Lonza pursuant to Clause 7.3;

(iii)	decide if the Batch of Product was properly rejected.

(c)	The findings of the expert shall be final and conclusively binding on the parties as to whether such Batch of Product is cGMP compliant, complies with the Specification or meets the Acceptable Yield. If the analysis of the expert does not confirm Celltech’s rejection, Celltech shall pay for any fees and costs of the expert and shall be entitled to accept and pay for the Batch in question. If the analysis of the expert does confirm

Celltech’s rejection, Lonza shall pay for any fees and costs of the expert and, at Celltech’s discretion, either (i) supply to Celltech at no additional cost a replacement quantity of Product or (ii) not charge Celltech for such Batch. If payment has already been made by Celltech for such Batch then Lonza shall promptly refund such payment, and if payment has been made by Celltech at the Introductory Rate, Lonza shall also pay Celltech an additional amount equal to the difference between the Introductory Rate and the Base Rate for such Batch.

9.	FORECASTING AND ORDERING RESERVED CAPACITY

Reserved Capacity

9.1	For the calendar years 2004 and 2005, the Initial Forecast (Schedule 3) represents Celltech’s minimum commitment for the number of weeks of Manufacture of Reserved Capacity.

9.2	For the calendar years 2006 to 2010, the Initial Forecast represents a projected requirement by Celltech for each calendar year, which can be re-allocated by Celltech to other years within the Initial Forecast (Schedule 3) subject to the following conditions:

9.2.1	Celltech shall provide Lonza with at least 12 months notice of forecasted Manufacture in any year of a request to change the forecast for that year;

9.2.2	For any single year, up to 50% of the number of weeks in the Initial Forecast may be re-allocated either backward into the previous year, or forward into the subsequent year;

9.2.3	Weeks that are re-allocated pursuant to Clause 9.2.2 will become fixed and no longer subject to further re-allocation;

9.2.4	Re-allocation shall be subject to Lonza’s ability to meet the revised forecast, and shall be at Lonza’s discretion. Lonza shall use Commercially Reasonable Efforts to meet Celltech’s requirements to reallocate weeks.

9.3	The following procedure shall apply to forecasting and ordering of Batches under the Reserved Capacity:

9.3.1	By 15th July 2003, Celltech shall request a Manufacturing Start Date for the start of the Reserved Capacity for the subsequent 2 (two) years in 2004 and 2005;

9.3.2	By 1st September 2003, Lonza shall submit a proposed Manufacturing Start Date (together with Delivery Dates) for the start of the Reserved Capacity for 2004 and 2005, using Commercially Reasonable Efforts to meet Celltech’s requested Manufacturing Start Date;

9.3.3	Within 10 (ten) days of receipt of Lonza’a proposal, Celltech shall either agree or reject the proposal;

9.3.4	In the event that Celltech agrees to the proposal, then the Lonza Manufacturing Start and Delivery Dates for the Reserved Capacity for 2004 shall represent a Binding Order, and the Reserved Capacity in 2005 shall represent a non-binding forecast, subject to any variation agreed by the parties pursuant to Clauses 9.5 or 9.7.

9.3.5	In the event that Celltech rejects the proposal, then both parties will meet within 10 (ten) days to agree alternative dates.

9.4	In each of subsequent years 2004 to 2009, Celltech and Lonza shall agree a Manufacturing Start Date for the Reserved Capacity in years 2006 to 2010 following the same forecasting and procedure set out in Clause 9.3.

9.5	In the event that for any reason, and despite Commercially Reasonable Efforts by both parties, Lonza are unable to Manufacture Batches under the Reserved Capacity which are the subject of a Binding Order, Celltech shall have the option to cancel any or all of such Batches and Celltech shall have no liability to Lonza for the Reserved Capacity fees for such Batches.

9.6	In the event of (i) rejection pursuant to Clauses 7.6 or 8 of any Batch which has been Manufactured under the Reserved Capacity, or (ii) cancellation by Celltech pursuant to Clause 9.5 of any Batches than Lonza is unable to Manufacture, then Celltech shall have the option to re-allocate the Reserved Capacity utilised or intended to be utilised for the Manufacture of such Batch(es) to any subsequent calendar year of Manufacture under this Agreement. Lonza shall use Commercially Reasonable Efforts to meet Celltech’s requirements to re-allocate such Reserved Capacity.

9.7	At any time, Celltech and Lonza may request a change to a non-binding forecast. Both parties shall use Commercially Reasonable Efforts to meet the other’s request to change the period of Manufacture during the period to which the nonbinding forecast applies.

Additional Capacity

9.8	If Celltech wishes to obtain further Batches in addition to those ordered under the Reserved Capacity then, the following procedure shall apply to forecasting and ordering of such additional Batches:

9.8.1	By 15th January 2004, Celltech shall provide a forecast for Batches to be delivered in the 24 month period beginning 1st July 2004 and ending 30th June 2006.

9.8.2	By 15th February 2004 Lonza shall provide a capacity forecast that will provide Out-of-Freeze, Manufacture Start Dates and Delivery Dates for Batches forecasted during Celltech’s 24 month forecast.

9.8.3	On written acceptance by Celltech of the capacity forecast provided by Lonza, the first 12 months of the 24 month forecast shall constitute a Binding Order in respect of the number of Batches and the period in which such Batches are to be Manufactured. The second 12 months of the forecast shall represent a non-binding forecast of the parties. If Celltech rejects the capacity forecast for the first 12 months of the 24 month forecast, then the parties shall meet within 10 days in an effort to attempt to agree alternative dates.

9.8.4	By 15th July 2004, Celltech shall provide an update to the forecast for Batches for the 12 month non-binding period (1st July 2005 to 30th June 2006). Celltech shall also provide a forecast for Batches for a further 6 months beyond the non-binding period, in this case to cover the period beginning 1st July 2006 to 31st December 2006.

9.8.5	By 1st September 2004, Lonza shall provide an update to the capacity forecast for the 12 month non-binding period (1st July 2005 to 30 June 2006). Lonza shall also provide a capacity forecast that will provide Out-of-Freeze, Manufacture Start and Delivery Dates for Batches forecasted during Celltech’s additional 6 month forecast (1st July 2006 to 31st December 2006).

9.8.6	On written acceptance by Celltech of the capacity forecast provided by Lonza, the first 6 months of the 12 month non-binding forecast of Clause 9.3 shall constitute a Binding Order in respect of the number of Batches and the period in which such Batches are to be Manufactured. The remaining 6 months of the non-binding period and the additional 6 months newly forecasted by Celltech in Clause 9.8 shall represent a revised 12 month period that is a non-binding forecast of the parties. If Celltech rejects the capacity forecast for the first 6 months of the 12 month forecast, then the parties shall meet within 10 days in an effort to attempt to agree alternative dates.

9.8.7	For years subsequent to 2004, Celltech and Lonza shall update the forecasting and ordering in an identical manner to Clauses 9.8.1 to 9.8.6. This means that Celltech shall, by the 15th January and by the 15th July of each subsequent year, provide an update to the outstanding 12 month non-binding period, plus a forecast for an additional 6 months beyond that period. Lonza shall respond to the updated forecast by 15th February and 1st September, respectively, by providing an update to the capacity forecast for the 12 month non-binding period, plus a capacity forecast for the additional 6 months beyond that period. On written acceptance by Celltech of the revised capacity forecast provided by Lonza for Out-of-Freeze, Manufacture Start and Delivery Dates, the first 6 months of the non-binding period shall constitute a Binding Order in respect of the number of Batches and the period in which such Batches are to be Manufactured. If Celltech rejects the capacity forecast for the first 6 months of the 12 month forecast, then the parties shall meet within 10 days in an effort to attempt to agree alternative dates. The remaining 6 months of the non-binding period and the additional 6 months newly forecasted by Celltech and Lonza shall represent a revised 12 month period that is non-binding on both parties.

10.	CANCELLATION

10.1	At any time, on a Batch by Batch basis, Celltech may cancel any Batches ordered under this Agreement by notice in writing to Lonza.

10.2	In the event that Celltech cancels any Batches, invoicing and payment for such cancelled Batches shall be as set forth in Clause 11.3.

10.3	Subject to Clause 2.3, in respect of Batches ordered under the Reserved Capacity which are then cancelled under Clause 10.1, the full payment for such weeks of Reserved Capacity shall be paid.

10.4	Subject to Clause 2.3, the cancellation fee for the cancellation of any additional Batches ordered pursuant to Clause 9.8 shall be as follows:

(a)	* of the Batch price for cancellation notified less than 6 months prior to the Manufacturing Start Date;

(b)	* of the Batch price for cancellation notified between 7-9 months from the Manufacturing Start Date;

(c)	* of the Batch price for cancellation notified between 10-12 months from the Manufacturing Start Date,

The Batch price shall be agreed by good faith discussions between the parties prior to Manufacture of each Campaign of Product or in the event of failure to agree, shall be determined on the basis for calculation of the estimated Batch price for Manufacture of the Batches as set out in Schedule 1.

10.5	Where Lonza is notified of Celltech’s cancellation of a Batch or Batches and such Batch or Batches are not cancelled pursuant to Clause 2.3, then Lonza shall use Commercially Reasonable Efforts to resell the capacity previously scheduled for the Celltech Batches. If Lonza is successful in selling the capacity previously scheduled for such cancelled Batches, Celltech will not be responsible for the cancellation fee for such Batch(es), however Lonza may invoice Celltech as set forth in Clause 11.3, for such cancelled Batches as follows:

(a)	* of the Batch price for each cancelled Batch to cover any administration fee; and

(b)	for any shortfall in revenue resulting from discounts given to secure orders for the capacity, so long as the total amount invoiced to Celltech under this Clause 10.5 is always at least * less than the amount that would have been due for the cancelled Batches if such Batches had not been resold.

11.	PRICE AND PAYMENT

11.1	The fees payable by Celltech to Lonza shall be as follows, and as further set out in Schedule 1:

11.1.1	The fee payable for the weeks of Manufacture of Reserved Capacity shall be the Introductory Rate;

11.1.2	Any weeks re-allocated pursuant to Clauses 9.2 or 9.5 will continue to be charged at the Introductory Rate;

11.1.3	The fee payable for the weeks of Manufacture covering any additional Batches ordered pursuant to Clause 9.8 shall be the Base Rate;

11.1.4	The fee payable for Technology Transfer shall be *.

11.2	Fees shall include the use of all facilities, equipment (other than Capital Items purchased pursuant to Clause 12.5) and staff as are necessary to perform the Services. The fees shall be exclusive of any value added tax. Each party will notify the other if it concludes that there is any requirement for the notifying party to account for value added tax in respect of any fees payable under this Agreement, with a view to the parties agreeing on the manner of payment of fees to reduce or eliminate such liability.

11.3	Celltech shall pay all undisputed fees within thirty (30) days of the date of receipt of a proper invoice from Lonza. Invoices for Product shall be issued on delivery of each Batch. Invoices for Technology Transfer fees shall be issued 50% at start and 50% on completion of the relevant Technology Transfer.

11.4	In the event Celltech cancels a Batch and a cancellation fee is owed by Celltech to Lonza pursuant to Clause 10, Lonza shall invoice Celltech for such cancellation fee on the agreed Delivery Date of the cancelled Batch.

11.5	The fees charged by Lonza, but excluding the Introductory Rate, may be increased annually by Lonza by up to two percent (2%) to provide for inflation. In the event Lonza wishes to increase the fees under this Clause 11.6, and in order for such increases to be effective it shall notify Celltech by October 1st of each year and such increases shall take effect on January 1st of the subsequent year.

11.6	Celltech shall have the right to appoint an independent auditor to audit Lonza’s books to confirm compliance with Clauses 12.2 and 12.5 and usage of the Reserved Capacity. Such audit right shall not be exercised more than once in any calendar year. Celltech agrees to hold all information learned from such audits as Confidential Information, except to the extent necessary for Celltech to reveal such information in order to enforce its rights under this Agreement. The results of each audit shall be binding on both Parties. The independent auditor shall simultaneously supply both Celltech and Lonza with a copy of any report prepared as a result of such audit. Celltech shall pay for such audits, except in the event where there is a total overcharge of more than five percent (5%), in which case Lonza shall pay for such audit.

12.	RAW MATERIALS AND CAPITAL ITEMS

12.1	All fees set forth in Clause 11 are exclusive of the cost of Raw Materials.

12.2	Except for those Raw Materials that Celltech agrees it will provide to Lonza, Lonza shall contract with third parties and pay (subject to Celltech’s reimbursement) for the supply of all Raw Materials necessary to Manufacture and package Product in accordance with the terms of this Agreement. Lonza shall invoice Celltech for Raw Materials in an amount equal to the cost of such Raw Materials, plus *. Such invoices shall be sent to Celltech for all Raw Materials used in the Manufacture of a Batch upon delivery of such Batch.

12.3	Lonza shall use the Raw Materials only for Manufacturing Product and will maintain written records of all purchases of Raw Materials.

12.4	Lonza shall be responsible for acceptance testing of Raw Materials to cGMP in accordance with the terms of the Quality Agreement.

12.5	Manufacture of Product may require use of Capital Items. In the event that either Lonza or Celltech identifies that such Manufacture requires use of a Capital Item, Lonza and Celltech shall agree on the specification for such Capital Item and, unless otherwise agreed, Lonza shall be responsible for ordering such Capital Item and arranging timely delivery of such Capital Item prior to commencement of the relevant Manufacture. Celltech shall pay Lonza for any such Capital Item in accordance with the payment terms set out in Clause 11.4.

12.6	Following delivery of any Capital Item to Lonza under Clause 12.5, Lonza shall store such Capital Items until used in Manufacture. If a Capital Item is not used for Manufacture of Product for 1 year, Lonza shall either (a) deliver the Capital

Item to Celltech, at Celltech’s cost and expense, or (b) be entitled to charge Celltech in respect of the ongoing storage requirements for such Capital Item, including the need to maintain the qualified status of the Capital Item and the length of time in storage. This fee shall be agreed in writing between the parties in respect of each such Capital Item and shall be invoiced quarterly during the currency of such storage. In the absence of agreement, Lonza shall not be obliged to undertake such storage, and shall deliver the Capital Item to Celltech at Celltech’s cost and expense.

13.	WARRANTIES AND LIABILITY

13.1	Lonza warrants that:

13.1.1	it is a corporation duly organised, validly existing and in good standing under the laws of Switzerland, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted under this Agreement;

13.1.2	the execution, delivery and performance of this Agreement has been duly authorised by all necessary action and constitutes a valid and binding obligation of it;

13.1.3	the execution, delivery and performance of the Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

13.1.4	the Services shall be performed diligently in a timely manner;

13.1.5	any Services that are not directly subject to the cGMP guidelines will be performed by qualified and trained personnel with due care and diligence and to such standard of quality as it is reasonable for Celltech to expect in all the circumstances, or as specified in protocols approved by Celltech;

13.1.6	it shall keep the Cell Line secure and safe from loss or damage and shall not part with possession of the Cell Line or Product without Celltech’s prior written consent;

13.1.7	it shall not use Celltech Technology (or any part thereof) for any purpose other than performing its obligations under this Agreement;

13.1.8	in respect of ruminant-sourced Raw Materials, such Raw Materials will conform with the Note for Guidance on Minimising the Risk of Transmitting Animal Spongiform Encaphalopathy Agents via Medicinal Products, Revision September 2000 (CPMP/BWP/1230/98 rev. 1);

13.1.9	it will Manufacture Product in accordance with this Agreement, including complying with cGMP and Product Specifications;

13.1.10	it will not implement any Modification or Improvement to the Process without Celltech’s prior written approval; and

13.1.11	it has and shall maintain during the Term of this Agreement all necessary licences, permits and registrations for Manufacturer and Release of Product.

13.2	Celltech warrants that:

13.2.1	it is a corporation duly organised, validly existing and in good standing under the laws of England, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted under this Agreement;

13.2.2	the execution, delivery and performance of this Agreement has been duly authorised by all necessary action and constitutes a valid and binding obligation of it;

13.2.3	the execution, delivery and performance of the Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

13.2.4	in respect of the Materials provided to Lonza under Clause 12.2 such Materials will conform with the Note for Guidance on Minimising the Risk of Transmitting Animal Spongiform Encaphalopathy Agents via Medicinal Products, Revision September 2000 (CPMP/BWP/1230/98 rev. 1); and

13.2.5	it shall not use Lonza Technology (or any part thereof) for any purpose other than performing its obligations under this Agreement;

13.3	EXCEPT AS AND TO THE EXTENT SPECIFICALLY PROVIDED IN THIS CLAUSE 13, LONZA AND CELLTECH MAKE NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH SPECIFICALLY DISCLAIMS AND WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL) INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR

A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY. LONZA AND CELLTECH WARRANTIES ARE MADE ONLY TO CELLTECH AND LONZA, RESPECTIVELY, AND DO NOT EXTEND TO ANY THIRD PARTY.

14.	INDEMNIFICATION

14.1	IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER UNDER THIS AGREEMENT OR OTHERWISE, UNDER ANY THEORY OF LAW OR EQUITY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, LOSS OF OPPORTUNITY, INTERRUPTION OF BUSINESS, LOSS OF GOODWILL, AND THE COSTS OF COVER), ARISING OUT OF ANY BREACH OF THIS AGREEMENT OR OUT OF ANY DISPUTE RELATING THERETO, REGARDLESS OF (I) THE CAUSE OF ACTION ON WHICH SUCH DAMAGES ARE SOUGHT; (II) WHETHER THAT PARTY KNEW OR SHOULD HAVE KNOWN OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING; OR (III) WHETHER ANY REMEDY PROVIDED UNDER THIS AGREEMENT FAILS IN ITS ESSENTIAL PURPOSE.

14.2	Lonza shall indemnify and hold Celltech, and its directors, officers and employees (“Celltech Indemnified Parties”) harmless from and against all claims, liabilities, judgements and other costs (including, but not limited to, reasonable attorney fees and expenses incurred in investigating, defending and settling claims and in enforcing Lonza’s obligations under this Clause 14) (collectively “Liabilities”) of any kind resulting from any claims made or actions brought by persons other than the Celltech Indemnified Parties seeking damages: (i) for death or bodily injury to such person, or damage to such person’s property, solely to the extent that the Liabilities arise from or are caused by Lonza’s negligence or wilful acts or omissions in the performance of its obligations under this Agreement or by Product failing to conform with the applicable Specification, (ii) arising from a material breach of a representation or warranty provided by Clause 13.1 solely to the extent that such Liabilities arise from or are caused by such material breach or (iii) any liabilities arising from the entry of or presence of Lonza’s employees or representatives on Celltech’s premises. Lonza’s obligations to Celltech under this Clause 14.2 shall not extend to any Liabilities to the extent that such Liabilities arise as a result of the negligence, willful misconduct or breach of this Agreement by Celltech Indemnified Parties.

14.3	Celltech shall indemnify and hold Lonza, and its directors, officers and employees (“Lonza Indemnified Parties”) harmless from and against all claims, liabilities, judgements and other costs (including, but not limited to, reasonable attorney fees and expenses incurred in investigating, defending and settling claims and in enforcing Celltech’s obligations under this Clause 14) (collectively “Liabilities”) of any kind resulting from any claims made or actions brought by persons other than Lonza Indemnified Parties seeking damages: (i) for death or bodily injury to such person, or damage to such person’s property, solely to the extent that the Liabilities arise from or are caused by Celltech’s negligence or wilful act or omission in the performance of its obligations under this Agreement or (ii) any use, testing, distribution, sale, export, import or marketing of Product except to the extent that such Liabilities are those for which Lonza is obligated to indemnify Celltech under Clause 14.2 or (iii) arising from a material breach of a representation or warranty provided in Clause 13.2 solely to the extent that such Liabilities arise from or are caused by such material breach or (iv) any Liabilities arising from the entry or presence of Celltech’s employees or representatives on Lonza’s premises. Celltech’s obligations shall not extend to any Liabilities to the extent that such Liabilities arise from or in connection with the negligence willful misconduct or breach of this Agreement by Lonza Indemnified Parties.

14.4	An Indemnified Party as set forth above, shall give prompt notice to the Indemnifying Party of any claims or other events that might result in an obligation to indemnify, defend or hold such Indemnified Party harmless upon the occurrence of such claim or other event. If indemnification is sought, the Indemnified Party shall notify the Indemnifying Party in writing, such notice shall be provided to the Indemnifying Party within fifteen (15) days after receipt by the Indemnified Party of a written claim or suit or within such time period as not to materially prejudice the rights of the Indemnifying Party. Each party shall cooperate at the Indemnifying Party’s expense fully with the other party in its investigation, defence and settlement of all such claims or suits subject to protection of that party’s Confidential Information and Know-How.. The Indemnifying Party (and its insurer) shall have full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party’s prior written consent. Neither party has any obligation to indemnify the other party under this Clause 14 in connection with any settlement made without the Indemnifying Party’s prior written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit.

15.	INSURANCE

15.1	Celltech shall have in place product and general liability insurance with a reputable insurer or through self-insurance in an amount appropriate for its business. At Lonza’s request Celltech shall provide Lonza with evidence of the existence and maintenance of such cover.

15.2	Lonza shall have in place product and general liability insurance with a reputable insurer in an amount appropriate for its business. At Celltech’s request Lonza shall provide Celltech with evidence of the existence and maintenance of such cover.

16.	INTELLECTUAL PROPERTY

16.1	As between Celltech and Lonza, Celltech shall own all Celltech Technology and Lonza shall own all Lonza Technology.

16.2	No Improvements shall be employed by Lonza in the Manufacture of Product without the prior written consent of Celltech.

16.3	All Lonza Improvements shall be owned by:

(a)	Celltech if they relate solely to the Celltech Technology, Product or Process in respect of which such Lonza Improvements arose; and

(b)	Lonza in all other cases.

16.4	Grant of Rights:

(a)	Celltech hereby grants Lonza the right to use Celltech Technology for the purpose of performing its obligations under this Agreement.

(b)	Lonza hereby grants Celltech a royalty-free, irrevocable, perpetual, nonexclusive, world-wide license, with power to sub-license, under Lonza Technology (to the extent used by Lonza to Manufacture Product) and Lonza Improvements (to the extent that such Improvements are not owned by Celltech under Clause 16.3) to the extent necessary to use, sell, offer to sell, commercialise, develop, distribute and import/export, keep and otherwise deal in Product.

(c)	To the extent that Lonza Improvements that are owned by Celltech under Clause 16.3 have generic application in the manufacture of pharmaceutical or biopharmaceutical products, Celltech hereby grants to Lonza a royalty-free, irrevocable, perpetual, non-exclusive, world-wide licence, with power to sub-license to its affiliates and other customers for product manufacture, to the extent necessary for the manufacture, processing, using, selling and exporting pharmaceutical or biopharmaceutical products.

(d)	Except as provided in this Agreement, no licence, express or implied, is granted hereunder by either party.

16.5	Lonza shall, and shall ensure that its employees shall, at the expense of Celltech, perform all acts and execute all instruments necessary to vest in Celltech all rights, title and interest in any registrations together with all patents and patent applications or otherwise for such Lonza Improvements owned by Celltech as set forth in Clause 16.3. All fees, costs and expenses connected with the filing, prosecution and maintenance of a patent or other protection on Lonza Improvements owned by Celltech shall be borne and paid by Celltech.

16.6	If, in its sole discretion at any time during the term or following termination of this Agreement, Celltech decides to Manufacture Product which has previously been the subject of Technology Transfer to Lonza, to its own or a third party’s manufacturing facility and:

(a)	Celltech or such third party manufacturer requires Lonza’s technical assistance; and/or

(b)	Celltech or such third party requires a licence under Lonza Technology and/or Lonza Improvements to operate the Process and/or Manufacture such Product,

then such assistance shall be provided to Celltech or such third party Manufacturer by Lonza, and such licence granted to Celltech or such third party Manufacturer by Lonza, subject to agreement of reasonable commercial terms between Lonza and Celltech and/or the third party Manufacturer and provided that Lonza shall not be obliged to grant a licence to Lonza Technology to a third party contract manufacturer who is a competitor of Lonza. Any negotiations regarding the terms of such access or licence shall be carried out between the parties in good faith.

17.	CONFIDENTIALITY

17.1	Except as otherwise provided in this Clause 17, during the Term and for a period of ten (10) years thereafter, each party shall maintain in confidence, and use only for purposes as expressly authorized and contemplated by this Agreement, all confidential or proprietary information, data, documents or other materials, including both Celltech Know-How and Lonza Know-How, supplied by the other party under this Agreement and marked or otherwise identified as “Confidential” or, by necessary implication, should be considered confidential (hereinafter “Confidential Information”). Each party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that it, its Affiliates’ and sublicensees (or prospective sublicensees) and all of their employees, agents, consultants and clinical investigators only make use of Confidential Information for purposes as expressly authorized and contemplated by this Agreement and do not disclose or make any unauthorized use of such Confidential Information.

17.2	Notwithstanding the foregoing, the provisions of Clause 17.1 hereof shall not apply to Confidential Information that the receiving party can conclusively establish:

(a)	is in the public domain other than by acts of the receiving party or its Affiliates in contravention of this Agreement;

(b)	was permitted to be disclosed by prior consent of the other party;

(c)	has become known to the receiving party by a third-party, provided such Confidential Information was not obtained by such third-party directly or indirectly from the other party under this Agreement on a confidential basis;

(d)	prior to disclosure under the Agreement, was already in the possession of the disclosing party, its Affiliates or Sublicensees, provided such Confidential Information was not obtained directly or indirectly from the other party under this Agreement;

(e)	is required to be disclosed by the receiving party to comply with any applicable law, regulation or court order, or to obtain patents, copyrights or authorisations to conduct clinical trials with, and to commercially market Product(s), provided that the receiving party shall provide prior notice of such disclosure to the other party and take reasonable and lawful actions to avoid or minimize the degree of such disclosure.

18.	RECALL

18.1	Celltech shall be responsible for conducting any recall of defective Product. Lonza shall co-operate with and give all reasonable assistance to Celltech in conducting any such recall in accordance with Lonza’s SOP. Lonza shall promptly inform Celltech if it knows or has reason to believe that any Product is or may be defective. In such event Lonza shall co-operate with Celltech by providing any information that may assist Celltech in determining if a recall is necessary. If any recall of Product is due to breach of this Agreement by Lonza, then all costs of such recall and Manufacture of replacement Product shall be at Lonza’s expense.

19.	TERM AND TERMINATION

19.1	The Term of this Agreement shall commence on the Effective Date and subject to early termination under this Clause 19 or extension by written agreement of the parties, shall terminate on 31 December 2010.

19.2	Either party may terminate the Agreement forthwith by notice in writing to the other party upon the occurrence of any of the following events:

19.2.1	if the other party commits a breach of the Agreement which (in the case of a breach capable of remedy) is not remedied within 30 days of the receipt by the other party of notice identifying the breach and requiring its remedy; or

19.2.2	if the other party ceases for any reason to carry on business or compounds with or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law.

19.3	Celltech may terminate this Agreement or any of the Services hereunder at any time on prior written notice to Lonza if following a regulatory audit conducted pursuant to Clause 5.2, Lonza fails to comply with cGMP requirements and the terms of the Quality Agreement and fails to implement appropriate corrective action within an agreed reasonable period. In the event of a dispute between the parties as to Lonza’s compliance with cGMP requirements, the matter shall be referred to an independent regulatory expert agreed by the parties, whose decision shall be final and conclusively binding.

19.4	Upon the termination of the Agreement for whatever reason:

19.4.1	Lonza shall promptly return to Celltech all Celltech Technology and any materials generated therefrom.

19.4.2	Subject to Clause 19.6 Celltech shall promptly return to Lonza all Lonza Technology it has received from Lonza.

19.4.3	Lonza shall promptly send a close-out report to Celltech stating the number of vials of Cell Line, the amount of Product and the amount of other materials in its possession either received from or Manufactured for Celltech together with a report detailing all activities undertaken by Lonza until termination to the extent such activities have not already been reported.

19.4.4	At Celltech’s request, Lonza shall promptly return to Celltech, at Celltech’s expense, any Raw Materials and Capital Items purchased by or on behalf of Celltech for the Manufacture of Product under this Agreement.

19.5	Termination of the Agreement for whatever reason shall not affect the accrued rights or remedies of either Celltech or Lonza arising under or out of this Agreement and all provisions which by their nature are intended to survive termination or expiration of the Agreement shall survive such termination or expiration. In particular, the licence granted to Celltech under Clause 16.4(b) and the right to obtain a licence and/or technical assistance for Manufacture of Product by Celltech or a third party pursuant to Clause 16.6 shall survive such termination or expiration.

20.	NOTICES

20.1	Any notice to be given under this Agreement shall be delivered personally or sent by first class pre-paid post, or facsimile addressed as follows:

If to Celltech:

Celltech R&D Limited
208 Bath Road
Slough, Berkshire SL1 3WE
England

Facsimile:	01753 777859
Attn:	Company Secretary

If to Lonza:

Lonza Limited
Munchensteinerstrasse 38
CH-4002 Basel
Switzerland

Facsimile:	+41 61316 9111
Attn:	Sales Department Lonza Biotec

or to such other destination as either party hereto may hereafter notify to the other in accordance with the provisions of this clause. All such notices or other communications shall be deemed to have been served as follows:

(a)	if delivered personally, at the time of such delivery;

(b)	if sent by first class pre-paid post, 5 business days (Saturdays, Sundays and public holidays excluded) after being placed in the post; or

(c)	if sent by facsimile one business day after receipt of the transmission confirmation slip showing completion of the transmission.

21.	MISCELLANEOUS

21.1	Lonza shall not charge, assign, transfer, sub-contract or in any other manner deal with its interest (in whole or in part) under the Agreement without the prior written consent of Celltech.

21.2	Neither party shall make mention of the other party, this Agreement or the subject matter thereof in the text of any press release or other communication to be published by or in the media without the prior written approval of the other party.

21.3	No failure or delay on the part of either Celltech or Lonza to exercise or enforce any rights conferred on them by the Agreement shall be construed as a waiver thereof.

21.4	The illegality or invalidity of any provision (or any part thereof) of the Agreement shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision as the case may be.

21.5	The Agreement embodies the entire understanding of Celltech and Lonza and there are no promises, terms, conditions or obligation, oral or written, expressed or implied, other than those contained in the Agreement. The terms of the Agreement shall supersede all previous agreements (if any) which may exist or have existed between Celltech and Lonza relating to the Services and the Product(s). The Agreement shall not be amended, modified, varied or supplemented except in writing signed by a duly authorised representative of the parties.

21.6	This Agreement has been prepared jointly and shall not be strictly construed against either Party.

21.7	The captions or headings of the Clauses or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

21.8	(a)	If either party is prevented or delayed in the performance of any of their obligations under the Agreement by Force Majeure and shall give written notice thereof to the other specifying the matters constituting Force Majeure together with such evidence as can reasonably be given and specifying the period for which it is estimated that such prevention or delay will continue, that party shall be excused from the performance or the punctual performance of such obligations as the case may be provided that if performance is not resumed within thirty (30) days after such notice, the other party may by written notice terminate this Agreement.

	(b)	The expression “Force Majeure” shall be deemed to include any cause affecting the performance by the parties of any of their obligations under the Agreement arising from or attributable to acts, events, non-happenings, omissions or accidents beyond the reasonable control of the parties.

21.9	The construction, validity and performance of the Agreement shall be governed by and construed in accordance with the laws of Switzerland, and the parties hereby consent to the jurisdiction of the Courts of the Swiss canton of Zurich.

AS WITNESS whereof the hands of the parties or their duly authorised representatives the day and year first before written.

For and on behalf of CELLTECH R&D LIMITED	For and on behalf of LONZA LIMITED

/s/ P.V. Allen	/s/ M. Gemuend
Name P.V. Allen	M. Gemuend
Title CFO	Title CEO
Date 9 July 2003	Date 9 July 2003

/s/ R. Lunoiuhelied
Name: R. Lunoiuhelied
Title COO Development Services
Date 9 July 2003

SCHEDULE 1

FEES

Technology Transfer to Pilot Scale:

Single payment of *, based on the Process as outlined in the Process Flow Diagram in Schedule 2. Fee to exclude cost of Raw Materials and Capital Items, which are to be charged as set out in Clause 12. Any material variation to Process resulting in increased costs to be discussed and agreed by the parties prior to commencement of Technology Transfer.

Table 1: Manufacturing Rates for BPMSS and BPMLS:

*

Basis for calculation of Manufacturing Rates:

The Manufacturing Rate for the BPMSS has been calculated based on a Process in which a single fermentation plus subsequent 5 column purification takes 12 days (from inoculum to final fill of Product) and each Batch is completed 8 days after the previous Batch. In addition to the time spent on Manufacture, a further 2 weeks are added for preparation and cleaning of the plant for each Campaign for the Manufacture of each Product, which are not included in Table 2 and which will be charged separately at the same rate as Manufacture. The fee for the BPMSS will be charged on a weekly basis as shown in Table l above. On this basis, the estimated Batch price, which will vary depending on the specific Process and the number of weeks reserved, are indicated in Table 2 below.

Table 2 Estimated Batch Price for Manufacture of Batches in BPMSS

*

The Manufacturing Rate for the BPMLS has been calculated based on a Process in which a single fermentation plus subsequent 4 column purification takes 18 days (from inoculum to final fill of Product) and each Batch is completed 4 days after the previous Batch. In addition to the time spent on Manufacture, a further 2 weeks are added for preparation and cleaning of the plant for each Campaign for the Manufacture of each Product, which are not included in Table 3 and will be charged separately at the same rate as Manufacture. The fee for the BPMLS will be charged on a weekly basis as shown in Table 1 above. On this basis, the estimated Batch price, which will vary depending on the specific Process and the number of weeks reserved, are indicated in Table 3 below.

Table 3: Estimated Batch Price for Manufacture of Batches in BPMLS

*

SCHEDULE 2

PROCESS FLOW DIAGRAM

*

SCHEDULE 3

The following table shows Celltech’s forecasted weekly utilisation of Reserved Capacity in each of the Lonza facilities priced at the Introductory Rate.

*

Note: The forecasted weeks in each calendar year in each of the BPMSS and BPMLS include, in each case, 2 weeks of preparation and cleaning of plant as set out in Schedule 1.